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                                           UNITED STATES
                                 SECURITIES AND EXCHANGE COMMISSION
                                      Washington, D.C. 20549



                                              FORM 15

               CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
             12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
              REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                                 Commission File Number    000-32325
                                                                                                        ---------------

                                         GMX RESOURCES INC.
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                        (Exact name of registrant as specified in its charter)

                     9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       Units consisting of one share of common stock, one Class A warrant and one Class B warrant
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                       (Title of each class of securities covered by this Form)

                Common stock par value of $.001, Class A warrants, Class B warrants
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i)    /X/                     Rule 12h-3(b)(1)(i)    / /
             Rule 12g-4(a)(1)(ii)   / /                     Rule 12h-3(b)(1)(ii)   / /
             Rule 12g-4(a)(2)(i)    / /                     Rule 12h-3(b)(2)(i)    / /
             Rule 12g-4(a)(2)(ii)   / /                     Rule 12h-3(b)(2)(ii)   / /
                                                            Rule 15d-6             / /


     Approximate number of holders of record as of the certification or notice date:                0
                                                                                     ----------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, GMX RESOURCES INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:                                    By: /s/ Ken L. Kenworthy Sr.
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                                                  Ken L. Kenworthy, Sr., Executive Vice President

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